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                                                                    EXHIBIT 99.1

                                                                        FiberNet
                                                          THE OPTICAL LAST MILE

FOR IMMEDIATE RELEASE

                                                                         CONTACT
                                                                   Jon A. DeLuca
                                                         Chief Financial Officer
                                                    FiberNet Telecom Group, Inc.
                                                                  (212) 405-6206
                                                             jon.deluca@ftgx.com


         FiberNet and Lenders Agree to Extend Certain Loan Payment Dates

NEW YORK - June 17, 2002 - FiberNet Telecom Group, Inc. (Nasdaq: FTGX), a leading provider of metropolitan optical connectivity, announced today that the lenders under its senior secured credit facility have agreed to further extend the due date of the Company's first quarter interest payment originally due on March 14, 2002 as well as the due date of its current quarterly interest payment originally due on June 14, 2002 to June 28, 2002, and possibly, depending on the satisfaction of certain conditions, to July 12, 2002. In addition, the holder of a $2.0 million promissory note issued on March 15, 2002 agreed to amend certain terms of the note, resulting in an extension of the note's term. Both of these extensions were granted in anticipation of a possible equity financing or a broader recapitalization that FiberNet intends to consummate as soon as practicable.

Michael S. Liss, President and CEO of FiberNet said, "Our lenders and investors continue to support the Company while we pursue our recapitalization. We believe that our lenders and investors recognize the progress that we are making in spite of the ongoing uncertainties in the telecommunications industry and the financial markets."

Fibernet cannot assure that it will be able to successfully consummate a financing or a broader recapitalization on acceptable terms or at all. In addition, any financing or broader recapitalization FiberNet undertakes will be substantially dilutive to the Company's existing stockholders.

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About FiberNet

FiberNet Telecom Group, Inc. enables carriers to connect directly with one another with unprecedented speed and simplicity over its 100% fiber optic networks. FiberNet manages high-density short-haul networks between carrier hubs within major metropolitan areas. By using FiberNet's next-generation infrastructure, carriers can quickly and efficiently deliver the full potential of their high bandwidth data, voice and video services directly to their customers. FiberNet has lit multiple strands of fiber on a redundant and diversely routed SONET ring and IP architecture throughout New York City, Chicago and Los Angeles. FiberNet sets a new standard for the fastest local loop delivery and connectivity in carrier hubs and Class A commercial buildings, at speeds up to OC-192 SONET and Gigabit Ethernet. For more information on FiberNet, please visit the Company's website at www.ftgx.com.

Various remarks that we may make about the Company's future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the Company's most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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